HOUSECALL MEDICAL RESOURCES, INC.
                           1000 Abernathy Road
                         Building 400, suite 1825
                         Atlanta, Georgia  30328

                              April 10, 1997

George D. Shaunnessy
c/o Housecall Medical Resources, Inc.
1000 Abernathy Road
Building 400, suite 1825
Atlanta, Georgia  30328

Dear Mr. Shaunnessy:

            We refer to the Amended and Restated Employment Agreement dated as of January 1, 1996 (the "Employment Agreement") between Housecall Medical Resources, Inc., a Delaware corporation (the "Company"), and you. This letter agreement sets forth our mutual agreement regarding the termination of your employment with the Company and your continuing obligations and restrictions, under the Employment Agreement. In consideration of the mutual covenants herein continued, the parties hereto agree as follows:

        1) TERMINATION OF EMPLOYMENT. Your employment by the Company shall terminate pursuant to Section 7(a) (v) of the Employment Agreement effective on April 11, 1997 (the "Termination Date").

        2) CERTAIN PAYMENTS AND BENEFITS. The Company shall pay to you the following amounts (and no other amounts) and shall provide to you the following benefits in connection with the termination of your employment.

          (a) SEVERANCE. As provided in Section 7 (b) of the Employment Agreement, the Company shall pay to you (i) any accrued and unpaid portion of your Salary and previously awarded bonus, if any, (ii) any unpaid reimbursements owed and any accrued, unpaid amounts owed under benefit plans of the Company and (iii) as severance pay ("Severance Pay"), the aggregate amount of Salary which you would have otherwise been entitled to receive pursuant to Section 4 of the Employment Agreement for the twelve-month period (the "Severance Period") following the Termination Date.

          (b) HEALTH INSURANCE BENEFITS. The Company shall pay for the cost of continuing your health, life and disability insurance benefits during the Severance Period, provided, however, that such obligation shall terminate if you become entitle to receive similar insurance benefits from any other source.

          (c) AUTOMOBILE. The Company shall continue to pay you an automobile allowance of up to $500 per month during the Severance Period.

Except as described in paragraphs (a), (b) and (c), above, neither the Company nor any of its affiliates, stockholders, officers or directors shall have any other obligation or commitment to pay you any compensation or to reimburse you or your representatives for expenses or fees incurred in connection with your employment by the Company or the negotiation and execution by you of this letter agreement.

        3)     YOUR OBLIGATIONS.  You will continue to be bound by (The
Company shall pay to you the following amounts (and no other amounts) and shall provide to you the following benefits in connection with the termination of your employment. (i) the confidentiality provisions of
Section 6 of the Employment Agreement and (ii) the noncompetition and nonsolicitation provisions of Section 9 of the Employment Agreement, said
Section 9 shall not prohibit you from being employed by a person or entity that derives less than twenty percent (20%) of its gross revenues
(based on the calendar quarter ending on the date of your employment by such person or entity) from the home healthcare field.

        4) STOCK OPTIONS. (a) The following is a summary of the number of vested stock options now held by you:

                                               No. of               Type of              Exercise
                        Grant Date         Vested Shares            Option                Price
                        ----------         -------------            -------             ---------
                             7/1/94            130,897               ISO             $ 1.00/share
                            5/25/95             54,541               Non-Q           $ 3.00/share
                            1/24/96            118,000               ISO             $13.00/share

Effective upon the termination of your employment on April 11, 1997 as provided in Section 1 above, all remaining unvested options under the options described above shall terminate.

            (b) Notwithstanding anything to the contrary contained in the stock option agreements governing the options granted to you, you shall be entitled to exercise the vested stock options held by you until April 11, 1998. You understand that any incentive stock options exercised more than three months after the date of the termination of your employment by the Company shall not constitute "incentive stock options" for purposes of the Internal Revenue Code of 1986, as amended.

          9. MISCELLANEOUS. (a) All covenants and agreements contained herein by and on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

          (b) This Agreement shall be governed and construed in accordance with the law of the State of New York.

          (c) This Agreement, the Employment Agreement and the Option Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended, except in writing.

          (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10. COOPERATION. During the Severance Period you shall cooperate and consult with the Company and its officers as they may request from time to time regarding matters relating to the Company, its subsidiaries and thei respective businesses, in each case without further compensation.